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                                                                 Exhibit (a)(4)

                     MFS GOVERNMENT MARKETS INCOME TRUST

                          OFFER TO PURCHASE FOR CASH
                    BY MFS GOVERNMENT MARKETS INCOME TRUST
                           UP TO 19,249,709 SHARES
                 OF ITS COMMON SHARES OF BENEFICIAL INTEREST
             AT A PURCHASE PRICE EQUAL TO 99% OF NET ASSET VALUE
                    AS OF THE EXPIRATION DATE OF THE OFFER

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          THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT NEW
      YORK CITY TIME, ON NOVEMBER 14, 2007, UNLESS THE OFFER IS EXTENDED.
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                                                              October 17, 2007

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

         MFS Government Markets Income Trust, a Massachusetts business trust (the "fund") is offering to purchase for cash up to 19,249,709 shares of its common shares of beneficial interest, without par value, at a price per share equal to 99% of net asset value as of the expiration date of the offer, net to the seller in cash, without interest.

         The fund's offer is being made upon the terms and subject to the conditions set forth in its offer to purchase, dated October 17, 2007, and in the related letter of transmittal which, together with the offer to purchase, as they may be amended and supplemented from time to time, constitute the offer.

         Only shares properly tendered and not properly withdrawn will be purchased. However, because of the proration provisions described in the offer to purchase, all of the shares tendered may not be purchased if more than 19,249,709 shares are properly tendered. All shares tendered and not purchased, including shares not purchased because of proration, will be returned at the fund's expense as soon as practicable following the expiration date.

         Upon the terms and subject to the conditions of the fund's offer, if more than 19,249,709 shares are properly tendered and not properly withdrawn, the fund will purchase, subject to the conditions to the offer described in
Section 12 of the offer to purchase, all other shares properly tendered, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares.

         For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

         o offer to purchase, dated October 17, 2007;

         o letter that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining those clients' instructions with regard to the tender offer;

         o letter of transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

         o notice of guaranteed delivery to be used to accept the offer if the share certificates and all other required documents cannot be delivered to the depositary before the expiration date or if the procedure for book-entry transfer cannot be completed before the expiration date; and

         o guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

         Your prompt action is requested. We urge you to contact your clients as promptly as possible. THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT NEW YORK CITY TIME, ON NOVEMBER 14, 2007, UNLESS THE OFFER IS EXTENDED.

         No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the tender offer (other than fees paid to the information agent as described in the offer to purchase). The fund will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. The fund will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the offer to purchase and letter of transmittal.

         In order to properly tender shares under the tender offer, a shareholder must do either (1) or (2) below:

         (1) Provide that the depositary receives the following before the offer expires:

         o either (a) certificates for the shares or (b) a confirmation of receipt for the shares pursuant to the procedure for book-entry transfer described in Section 2 of the offer to purchase; and

         o either (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees or (b) an "agent's message" of the type described in Section 2 of the offer to purchase in the case of a book- entry transfer; and

         o any other documents required by the letter of transmittal.

         (2) Comply with the guaranteed delivery procedure set forth in Section 2 of the offer to purchase.

         Any inquiries you may have with respect to the tender offer should be addressed to the information agent, Georgeson, at its address and telephone number set forth on the back page of the offer to purchase.

         Additional copies of the enclosed material may be obtained from Georgeson, by calling them at 212-440-9800.

                                        Very truly yours,

                                        MFS Government Markets Income Trust

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE FUND, OR ITS AFFILIATES, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER TO PURCHASE, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.